     As filed with the Securities and Exchange Commission on June 30, 2000.

                                                   Registration No. ____________


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                            Registration Statement
                                     Under
                          The Securities Act of 1933

                              SONIC FOUNDRY, INC.
            (Exact name of registrant as specified in its charter)

              Maryland                               39-1783372
      (State of Incorporation)          (I.R.S. Employer Identification No.)


                             754 Williamson Street
                               Madison, WI 53703
              (Address of principal executive offices) (Zip Code)

               Sonic Foundry, Inc. Employee Stock Purchase Plan
                           (Full title of the plan)

                               Rimas Buinevicius
                     Chairman and Chief Executive Officer
                              Sonic Foundry, Inc.
                             754 Williamson Street
                               Madison, WI 53703
                                (608) 256-3133
(Name, address and telephone number, including area code, of agent for service)

                                  Copies to:
                         Frederick H. Kopko, Jr. Esq.
                                McBreen & Kopko
                         20 N. Wacker Dr., Suite 2520
                               Chicago, IL 60606

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
 Title of securities             Amount to be        Proposed maximum      Proposed maximum           Amount of
   to be registered             registered (1)        offering price           aggregate            Registration
                                                       per share (2)         offering price              fee
-----------------------------------------------------------------------------------------------------------------------
Employee Stock                 1,000,000 shares          $18.1250             $18,125,000             $4,785.00
Purchase Plan
     Common Stock
     $0.01 par value
-----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Sonic Foundry, Inc. Employee Stock Purchase Plan.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). The price is based upon the closing sale price of Sonic Foundry, Inc. Common Stock on June 29, 2000 as reported on the Nasdaq National Market.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

          The documents listed in (a) through (c) below are incorporated by reference in this registration statement and all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

          (a) The registrant's latest annual report on Form 10/K for the fiscal year ended September 30, 1999.

          (b) The registrant's quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 1999 and March 31, 2000, current reports on Form 8-K filed on February 15, 2000, April 18, 2000, and April 20, 2000, a current report on Form 8-K/A filed on June 19, 2000, and all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

          (c) The description of the class of securities contained in the registrant's Exchange Act Registration Statement on Form 8-A, filed on April 20, 2000.

Item 5.   Interests of Named Experts and Counsel.

          Legal Matters. The legality of the issuance of the shares offered in this prospectus will be passed upon for the registrant by McBreen & Kopko, Chicago, Illinois. Frederick H. Kopko, Jr., a member of that firm and a director of the registrant, beneficially owns 183,192 shares of the registrant's Common Stock and has options and warrants to purchase 140,000 shares of the registrant's Common Stock.

Item 6.   Indemnification of Directors and Officers.

          The Articles of Incorporation of the registrant limit the liability of directors, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, the registrant may indemnify any director unless it is established that:

          . the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

          . the director actually received an improper personal benefit in money, property or services;

          . or in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

          In addition, the Bylaws of the registrant require the registrant to indemnify each person who is or was, a director, officer, employee or agent of the registrant to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership or other enterprise. The registrant may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, the registrant carries director and officer liability insurance.

Item 8.   Exhibits

          Exhibit Number

               5      Opinion of McBreen & Kopko, regarding the legality of the
                      securities
               23     Consent of Ernst & Young LLP
               24     Power of Attorney

Item 9.   Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 27th day of June, 2000.

                               SONIC FOUNDRY, INC.

                               By:


                               /s/ Rimas P. Buinevicius
                               -----------------------------
                               Rimas P. Buinevicius,
                               Chairman, Chief Executive
                               Officer and Director


         The Plan. Pursuant to the requirements of the Securities Act of 1933, the Stock Option Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 27th day of June, 2000.

                               SONIC FOUNDRY, INC. EMPLOYEE STOCK PURCHASE PLAN

                               By:


                               David C. Kleinman
                               -----------------------------
                               On behalf of the Stock Option Committee

                                 EXHIBIT INDEX


Exhibit Number      Description
--------------      -----------

       5 Opinion of McBreen & Kopko, regarding the legality of the securities

       23           Consent of Ernst & Young LLP

       24           Power of Attorney